SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION
FILED PURSUANT TO SECTION 8(a) OF THE
INVESTMENT COMPANY ACT OF 1940, AS AMENDED


	The undersigned investment company hereby notifies the Securities and Exchange commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, as amended, and in connection with such notification of registration submits the following information:



Name:	BT Insurance Funds Trust

Address of Principal Business Office
(No. & Street, City, State, Zip Code):

One Exchange Place
Boston, MA 02109

Telephone Number (including area code):	(617) 248-3502

Name and address of agent for service of process:

Julie A. Tedesco, Esq.
One Exchange Place, 4th Floor
Boston, MA 02109

Copies to:

Burton M. Leibert, Esq.
Willkie Farr & Gallagher
One Citicorp Center
New York, NY  10022-4669

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section
8(b) of the Investment Company Act of 1940 concurrently with the
filing of Form N-8A:	Yes /X/ No /__/



SIGNATURES

	Pursuant to the requirements of the Investment company Act of 1940, as amended, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Boston, Commonwealth of Massachusetts, on the 24th day of January, 1996.

						By:	/s/ William E. Small
							William E. Small
							President

Attest:	/s/ Michael Kardok
	Michael Kardok
	Treasurer
	(Chief Financial and
	Accounting Officer)